Exhibit 99.1
                                                                    ------------

                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

          BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST
         ANNOUNCES THE FILING OF DEFENDANT'S MOTION FOR REISSUANCE OF A
           PRECEDENTIAL OPINION AND PLAINTIFFS' RESPONSE AND MOTION TO
                    SUPPLEMENT THEIR PETITION FOR REHEARING.


Houston, Texas - December 1, 2003. On November 5, 2003, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced plaintiffs' filing of a Petition for Rehearing (the "Petition") in the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court"), seeking a rehearing by the panel and a rehearing by the full Appeals Court sitting en banc of the September 22, 2003 decision of the Appeals Court on plaintiffs' appeal and the defendant federal government's cross-appeal of the decision of the U.S. Court of Federal Claims (the "Trial Court").

The Appeals Court panel rendered its decision in a nonprecedential opinion. The Appeals Court affirmed the Trial Court's rulings except for granting that part of defendant's cross appeal seeking reduction of the award to plaintiffs by $3,942,500. Thus, plaintiffs' damages award was reduced from $8,826,783 to $4,884,283.

On November 21, 2003, the defendant filed with the Appeals Court a Motion for Reissuance of a Nonprecedential Opinion as a Precedential Disposition. On December 1, 2003, the plaintiffs filed two documents with the Appeals Court: (1) a Response To Defendant's Motion For Reissuance of a Nonprecedential Opinion as a Precedential Disposition and (2) a Motion for Leave to File the Defendant's Motion and Plaintiffs' Response as a Supplement to Plaintiffs' Petition for Rehearing En Banc.

In the defendant's motion, the government asserted the Appeals Court's September 22, 2003 nonprecedential opinion should be reissued as a precedential disposition because it contributes significantly to the uniform disposition of damages questions arising in the group of Winstar-related cases before the Appeals Court and the Court of Federal Claims.

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In the plaintiffs' response, the plaintiffs asserted the following: (i)
plaintiffs agreed that the damages issues presented in this case are worthy of a full precedential opinion by the Appeals Court, (ii) that many of the issues addressed by the Appeals Court's opinion would affect most, if not all, of the pending Winstar-related cases, and (iii) plaintiffs agreed that this is a case of first impression in the Appeals Court on the basic principles to be applied to a claim for a return of plaintiffs' invested capital and to a claim for a foregone return upon that capital where the capital was infused by a party to a breached contract in order to mitigate the breach. Plaintiffs nonetheless opposed reissuance of the Court's September 22, 2003 opinion as a precedential disposition. For the reasons stated in plaintiffs' Petition for Rehearing plaintiffs asserted that the Appeals Court opinion contains errors that should be corrected before a precedential disposition of the case is issued. Finally, the plaintiffs' motion to supplement their Petition for Rehearing was filed to ensure that the government's and plaintiffs' papers are available to the full Appeals Court in connection with the full Court's consideration of the En Banc Petition.

The Litigation Trust (SEC File No. 000-32301) will file the government's motion and the plaintiffs' response and motion with the Securities and Exchange Commission, and the descriptions of the motions and response are qualified in their entirety by reference to the motions and response.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.